EXHIBIT 99.1

May 2, 2005

Dear Shareholder,

The purpose of this letter is to provide an update on the progress of your company since our last communication to you dated December 30, 2004. With the completion of the sale of our Chicago banking subsidiary on November 30, 2004, the company has significantly strengthened its overall capital and liquidity position. Our priority for 2005 and beyond is to return the company to profitability by focusing on our primary mission of serving the communities of our five remaining banks. Although great strides have been made, we will continue to work to improve the quality of our loan portfolio and strengthen our credit culture and processes.

The following are updates on key issues and developments:

Status of the Audits

As you know, the completion of our audit for 2003 has been substantially delayed while we completed our independent investigation and also completed other activities required as a result of the sale of the Chicago banking subsidiary. Our best estimate is that the audit for 2003 will be completed by late spring or early summer, with the 2004 audit to begin once the 2003 audit is completed. Upon conclusion of the audits, we will hold the annual meeting of shareholders.

2004 Financial Results

Our estimate of the company’s results of operations (unaudited) for 2004 is that we incurred a net loss of approximately $18 million which includes a gain on the sale of the Chicago banking subsidiary of approximately $15 million. This compares to our current estimated net loss for 2003 of approximately $140 million. Our total assets as of December 31, 2004 were an estimated $1.4 billion and our estimated book value per share as of December 31, 2004 is $5.09. Nonperforming assets are estimated to be $57 million at December 31, 2004 as compared to $196 million at December 31, 2003, of which $135 million were nonperforming assets at the Chicago bank.

Please note that all of these estimates are subject to change based upon the results of our audits.

Independent Investigations

The independent investigations are complete and the results have been reviewed with our Board of Directors, the banking regulators and CIB Marine Bancshares, Inc.’s outside audit firm, KPMG, LLP. KPMG had full and complete access to the outside law firms conducting the investigations throughout the period of their work. The investigations, while targeted, involved the review of thousands of documents, hundreds of transactions and involved interviews with various current officers, employees and Board members, and former officers and employees to the extent they agreed to be interviewed. Management has taken appropriate actions to address issues raised by the investigations. As a result of the investigations and its own analysis, management has adopted new policies and procedures and has strengthened internal reporting and controls.

Shareholder lawsuits

CIB Marine and/or certain of its officers and directors (past and present) have been named as defendants in two lawsuits purported to be brought on behalf of CIB Marine shareholders that relate to their purchase or holding of CIB Marine stock. We believe both of these lawsuits are without merit. We are aggressively defending the interests of our company against these and any other lawsuits that we consider to be baseless.

Regulatory Matters

The Cease and Desist Orders for our Wisconsin and Indiana banking subsidiaries have been released and replaced with less restrictive Memoranda of Understanding. We continue to work with our regulators to comply with the Cease and Desist Order at Central Illinois Bank, the Written Agreements at CIB Marine and Citrus Bank, and the Memoranda of Understanding issued by the FDIC in March 2005 to each of Central Illinois Bank, CIB Bank and Marine Bank, Wisconsin relative to internal control issues over the information technology function at each respective bank.

Leadership Announcements

We have taken several recent steps to strengthen the leadership of the company, including the appointment of three new CEOs to lead our subsidiary banks. Michael Miller is now President and CEO of Marine Bank, Wisconsin, and we recently hired Rick Nisbeth as Chairman and CEO of Citrus Bank, N.A., and Jerry Schwallier as President and CEO of Marine Bank FSB. Each of these individuals have had stellar careers in the banking industry and will add immeasurably to our company. Please visit our website at www.cibmarine.com to review the press release issued upon the hiring of each such executive.

Remaining Challenges

We are currently working hard to reduce the overall cost structure of our company to reflect our new size and to improve our net interest margins which have been greatly affected by our excess liquidity, our overall cost of funds and the level of nonperforming assets. Additionally, each of our banks is working hard to generate new business, reduce unnecessary expenses and to focus on our key markets.

As always, we appreciate your continued support and will strive to keep you posted as we work through our remaining issues and continue to strengthen your company.

Sincerely,

Stanley J. Calderon
President and CEO

This letter contains forward-looking information. Actual results could differ materially from those indicated by these statements. The information contained under the caption “Forward Looking Statements” in Exhibit 99.2 of CIB Marine’s Form 8-K filed May 2, 2005 and other periodic reports to the SEC contain information about factors that could affect actual results.